Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT September 24, 2004

Exar Corporation Updates Fiscal 2005 Second Quarter Guidance

Fremont, California, September 24, 2004 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced it expects to see revenue of approximately $14.0 million during its fiscal quarter ending September 30, 2004, compared to about $16.3 million in the previous quarter.

The Company is seeing weakness in the Serial Communications as well as Network and Transmission revenues, which the Company believes is due, primarily, to continued adjustments in distribution channel inventory levels.

The Company had previously given revenue guidance for the second quarter to be approximately flat with the first fiscal quarter. The Company had forecasted EPS to be approximately $0.05 per diluted share, of which $0.02 would be attributed to recently settled litigation matters. Due to anticipated lower revenue, the Company now expects second quarter fiscal 2005 EPS to be approximately $0.03 per diluted share, of which $0.02 will be attributed to settled litigation matters.

The Company is scheduled to announce its second quarter fiscal 2005 results on October 19, 2004.

Regulatory Compliance/Current Business Outlook

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company’s outlook statements are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below.

Safe Harbor Statement

The Company’s statements about its future financial performance are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending, specifically in telecommunications, and data communications markets; excess inventory levels in the distribution channel relative to customer demand; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions, customer ordering patterns; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2004, and Form 10-Q for the fiscal quarter ended June 30, 2004.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive families of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2004 revenues of $67.2 million, and employs approximately 265 people worldwide. For more information about the Company visit: www.exar.com.

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